                                                                     Exhibit 5.1
                                                                     -----------


                                October 7, 1997



Board of Directors
JP Foodservice, Inc.
9830 Patuxent Woods Drive
Columbia, Maryland 21046

Gentlemen:

          This firm has acted as counsel to JP Foodservice, Inc. (the "Company"), a Delaware corporation, in connection with its registration, pursuant to a registration statement on Form S-8 filed on or about the date hereof (the "Registration Statement"), of 500,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company, issuable under the JP Foodservice, Inc. 1994 Employee Stock Purchase Plan (the "Plan"). This letter is furnished to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S)229.601(b)(5), in connection with such registration.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.  An executed copy of the Registration Statement.

          2.  A copy of the Plan.

          3. The Restated Certificate of Incorporation of the Company, as certified by an Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

          4. The Amended and Restated By-laws of the Company, as certified by an Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

          5. Resolutions of the Board of Directors of the Company adopted on November 4, 1994 and September 24, 1997 relating to, among other things, approval of the Plan and the registration of the Shares, as certified by an Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

Board of Directors
JP Foodservice, Inc.
October 7, 1997
Page 2


In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

          Based upon, subject to, and limited by the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms contemplated in the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable under the General Corporation Law of the State of Delaware.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter, and should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    /s/ HOGAN & HARTSON  L.L.P.

                                    HOGAN & HARTSON  L.L.P.